UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 30, 2013

VICTOR TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13023	74-2482571
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri	63017 (Zip Code)
(Address of principal executive offices)

(636) 728-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act.
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

Share Purchase Agreement - Acquisition of Gas Arc Group Limited

On October 31, 2013, Victor Technologies Limited (the “Guarantor”), an indirect wholly owned subsidiary of Victor Technologies Group, Inc. (the “Company”), and Victor Technologies (UK) Limited (the “Buyer”), an indirect wholly owned subsidiary of the Company, entered into a Share Purchase Agreement (the “Purchase Agreement”) with each of the shareholders (the “Shareholders”) of Gas Arc Group Ltd., a company existing under the laws of England and Wales (“Gas Arc”). Pursuant to the Purchase Agreement, the Buyer purchased, effective as of October 31, 2013, all of the issued and outstanding shares of Gas Arc for an aggregate purchase price of approximately $40 million in cash (the “Acquisition”). Upon completion of the Acquisition, Gas Arc became a wholly owned subsidiary of the Buyer. The Guarantor guaranteed certain of the Buyer’s obligations under the Purchase Agreement. The purchase price paid by the Buyer is subject to a post-closing working capital and net debt adjustment. Approximately $4 million of the purchase price was placed into an escrow account at closing, which amount may be used to satisfy certain post-closing obligations of the Shareholders, including indemnification and purchase price adjustment obligations.

The Purchase Agreement contains customary representations, warranties and post-closing covenants for a transaction of this type, including certain non-competition and non-solicitation restrictive covenants on the Shareholders.

The description of the Purchase Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached hereto as Exhibit 2.1.

Amendment of GE Credit Agreement

On October 30, 2013, the Company and certain of its subsidiaries entered into an amendment (the “Amendment”) to the Fourth Amended and Restated Credit Agreement, dated as of December 3, 2010 (the “Credit Agreement”), by and among the Company and certain subsidiaries as borrowers thereunder, the lenders party thereto from time to time and General Electric Capital Corporation as agent.

Pursuant to the terms of the Amendment, (i) the Acquisition was specifically designated as a “Permitted Acquisition” (as defined in the Credit Agreement), (ii) the Company modified certain covenants applicable to it, including those relating to investments and prepayments or redemptions of other indebtedness, to provide for greater flexibility going forward and (iii) the maturity date with respect to the Credit Agreement was extended by one year.

The description of the Amendment set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached hereto as Exhibit 10.1.

Item 8.01     Other Events.

On October 31, 2013, the Company issued a press release announcing the execution of the Purchase Agreement and completion of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Exhibits.

(d)    Exhibits.

Exhibit Number	Description
2.1	Share Purchase Agreement, dated as of October 31, 2013, relating to the Sale and Purchase of the entire issued share capital of Gas Arc Group Ltd.
10.1
Amendment No. 3 to Fourth Amended and Restated Credit Agreement, dated as of October 30, 2013, by and among Victor Technologies Group, Inc., Victor Technologies International, Inc., Victor Equipment Company, Victor Technologies Foreign Investments Corp., Thermal Dynamics Corporation and Stoody Company, as the borrowers, and the other persons signatory thereto as Credit Parties, and General Electric Capital Corporation, as agent and lender, and the other lenders party thereto.

99.1	Press release dated October 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2013

VICTOR TECHNOLOGIES GROUP, INC.

By:	/s/ Jeffrey S. Kulka
Name:	Jeffrey S. Kulka
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Share Purchase Agreement, dated as of October 31, 2013, relating to the Sale and Purchase of the entire issued share capital of Gas Arc Group Ltd.
10.1
Amendment No. 3 to Fourth Amended and Restated Credit Agreement, dated as of October 30, 2013, by and among Victor Technologies Group, Inc., Victor Technologies International, Inc., Victor Equipment Company, Victor Technologies Foreign Investments Corp., Thermal Dynamics Corporation and Stoody Company, as the borrowers, and the other persons signatory thereto as Credit Parties, and General Electric Capital Corporation, as agent and lender, and the other lenders party thereto.

99.1	Press release dated October 31, 2013.